Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Form S-4 Registration Statement No. 333-276525 of our reports dated May 25, 2023, relating to the financial statements of Vista Outdoor Inc. and the effectiveness of Vista Outdoor Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vista Outdoor Inc. for the year ended March 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Salt Lake City, Utah
March 18, 2024